EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I/A

(Form Type)

THE GABELLI UTILITY TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	—	0.0001102%	—
Fees Previously Paid	$20,522,700(1)		$2,261.60(2)
Total Transaction Valuation	$20,522,700(1)
Total Fees Due for Filing			$2,261.60
Total Fees Previously Paid			$2,261.60
Total Fee Offsets			—
Net Fee Due			$0

(1)	The transaction value is calculated as the aggregate maximum principal amount of the notes to be issued in exchange for up to 900 Series B Preferred Shares in the exchange offer, based upon a price of 91.212% of the liquidation preference of $25,000 per Series B Preferred Share. The fee of $2,261.60 was paid in connection with the filing of the Schedule TO-I by The Gabelli Utility Trust (File No. 005-84420) on September 6, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.
(2)	Calculated at $110.20 per $1,000,000 of the Transaction Value.